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                                                                    EXHIBIT 99.1



CONTACTS:
Investor Relations:
Risa Fisher
201/703-3415

Media:
Dawn Whaley
404/881-2321
dwhaley@aopr.com



         WebMD Announces Executive Leadership and Board of Director Changes

ATLANTA (OCTOBER 12, 2000) - WebMD Corporation (NASDAQ: HLTH) announced today that Jeffrey T. Arnold has resigned from his position as Co-Chief Executive Officer of the Company and from the Board of Directors of the Company and that Martin J. Wygod has assumed the position of sole Chief Executive Officer of the Company.

Mr. Arnold said, "In the last two years, we have put together the assets required for WebMD to take a leading role in the evolution of healthcare. Now, the focus is on streamlining the organization and delivering maximum value to shareholders. I am confident that the team in place can successfully lead this effort. I look forward to following the Company's continued success and want to express my gratitude to my partners and colleagues who helped make WebMD possible."

Mr. Wygod stated, "Jeff Arnold's strong leadership and vision enabled the Company, in a very short period of time, to assemble the necessary Internet and healthcare assets to participate in a fundamental change in the healthcare system. It has been a privilege to work closely with Jeff over these last few months."

WebMD also announced the resignation of Jim Clark from its Board of Directors.
W. Michael Long, the Chairman of the Board of WebMD, stated, "WebMD, as it exists today, reflects Jim's original vision for facilitating the integration of the Internet into the healthcare field. We thank him for his contributions to the Company and wish him well in his future endeavors."


ABOUT WEBMD

WebMD provides connectivity and a full suite of services to the healthcare industry that improve administrative efficiencies and clinical effectiveness enabling high-quality patient care. The Company's products and services facilitate information exchange, communication and


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transactions between the consumer, physician and healthcare institutions. The
Company's corporate headquarters are located in Atlanta.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: future financial results of WebMD; the amount and timing of the benefits expected from WebMD's integration plan and of the costs of executing such plan; and potential changes in WebMD's business relationships. These statements are based on WebMD's current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD's products and services; operational difficulties relating to combining acquired companies and businesses; the profit potential of WebMD's strategic relationships and customer contracts; economic conditions and regulatory matters affecting the Internet and healthcare industries; and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD's Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.